Exhibit 1

July 15, 2005

Element 21 Golf Company
264 Queens Quay W # 303
Toronto, Ontario, Canada M5J 2L4


Gentlemen:

     We have reviewed a Registration Statement on Form S-8 (the "Registration Statement"), to be filed with the Securities and Exchange Commission, relating to 13,346,688 shares of common stock, $.01 par value per share (the "Shares") of Element 21 Golf Company (the "Company"), which shares have been issued pursuant to certain Company's consulting agreements and employment agreements, the forms of which are filed as an exhibit to the Registration Statement (the "Agreement").

     We have examined the Certificate of Incorporation, as amended, and the By-Laws of the Company and all amendments thereto, the Registration Statement and originals, or copies certified to our satisfaction, of such records of meetings written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

     In examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photo static copies, and the authenticity of the originals of such latter documents.

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized for issuance under the Agreement, and the Shares, when issued against payment therefore in accordance with the terms of their agreements, will be legally issued, fully paid and non assessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.



Very truly yours,


William Yarno, P.C.